                                  EXHIBIT 10.8(M)
                                   ---------------

CONFIDENTIAL AND
LEGALLY PRIVILEGED
------------------

                                     AGREEMENT
                                     ---------

     THIS AGREEMENT, made and entered into on the 15th day of January 1998, by and between OGDEN CORPORATION, a Delaware corporation maintaining its principal office at Two Pennsylvania Plaza, New York, New York (the "Company") and Jesus Sainz, an individual now residing at Paseo Conde de los Gaitanes, 34, La Maraleja 28109, Madrid Spain ("Sainz").

     WHEREAS, the Company desires to retain Sainz in an executive capacity as an Executive Vice President of the Company and Sainz desires to be retained by the Company in such capacity; and

     WHEREAS, the Company desires that Sainz be contracted by Ogden Spain, S.A., a wholly-owned subsidiary of the Company ("Ogden Spain") and Sainz desires to render his services to Ogden Spain.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

     1.   SERVICES/CAPACITY/TERM.

          (a)(i) The Company and Sainz agree to and hereby do enter into this Agreement effective as of January 1, 1998 upon the terms and conditions set forth herein, pursuant to which Sainz shall be retained in an executive capacity as Executive Vice President of the Company.

          (ii) Sainz will be located in Madrid Spain and will be contracted by Ogden Spain pursuant to a services agreement executed simultaneously herewith (the "Ogden Spain Agreement"), whereby Sainz will have the responsibility for developing and expanding Ogden Spain's site based entertainment opportunities in Latin America, Spain and other parts of Europe.

          (iii) Immediately upon execution of this Agreement the consulting arrangement between Sainz and the Company dated July 12, 1996 shall terminate and become null and void.

          (b) This Agreement and Sainz's contracted services under the Ogden Spain Agreement shall be effective as of January 1, 1998 and shall be for a period of three (3) years, commencing on January 1, 1998 and continuing through December 31, 2000, and from year to year thereafter, subject to the right of the Company or Sainz to terminate this Agreement and his rendering of services under the Ogden Spain Agreement as of December 31, 1998, or any subsequent December 31, by written notice given to the other party at least sixty (60) days prior to such date stating an intention to terminate this Agreement and his rendering of services under the Ogden Spain Agreement (the "Termination Date"). Termination by the Company, or Sainz, in accordance with the provisions of the preceding sentence shall not require a statement of the reason or cause for such termination and shall not be deemed a breach or violation of this Agreement by the party giving such notice. As used in this Agreement, the phrase "term of this Agreement" shall be deemed to include the period subsequent to the date hereof and prior to the Termination Date.

     2.   TIME AND EFFORT/ABSENCES.

          During the "term of this Agreement", Sainz as a professional rendering his services to Ogden Spain (a) shall devote his entire time and attention during normal business hours to the business of Ogden Spain subject to the supervision of the Board of Directors of Ogden Spain, the Company and the President and Chief Executive Officer of the Company, and (b) shall not, without the prior written consent of the Company and Ogden Spain, engage in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, provided, however, this restriction shall not be construed to restrict Sainz from (i) serving as a member of the Board, advisory Board or any Committee of EDS Spain, S.A.; (ii) performing services as a member of the Board of Directors, Board of Trustees or the like of any non-profit entity for which Sainz receives no compensation, PROVIDED THAT, such services do not unreasonably interfere with the ability of Sainz to perform the services and discharge the responsibilities required of Sainz under this Agreement and under the Ogden Spain Agreement; and (iii) from investing Sainz's assets in such form or manner as will not require any services on the part of Sainz in the operation of the business of the entity in which such investments are made. Sainz as a professional rendering his service to Ogden Spain and as an Executive Vice President of the Company shall be excused from rendering services during reasonable vacation periods and during other reasonable temporary absences as authorized from time to time by the Board of Directors of Ogden Spain or by the President and Chief Executive Officer of the Company.

     3.   CORPORATE OFFICES.

          If elected, Sainz will serve, without additional compensation, as an officer and director (or in either capacity) of any of the Company's other subsidiaries.

     4.   REMUNERATION/BONUS/OTHER BENEFITS.

          In consideration of the services and duties to be rendered and performed by Sainz as an Executive Officer of the Company and to Ogden Spain under the Ogden Spain Agreement, Sainz shall be provided with the compensation and benefits as described below:

          (a) An ANNUAL REMUNERATION, payable by Ogden Spain in equal monthly or bi-weekly installments, in the amount of Three Hundred Twenty Five Thousand Dollars ($325,000) or in such greater amount as may from time to time be fixed by the Board of Directors of Ogden Spain and authorized by the Company;

          (b) An AUTOMOBILE ALLOWANCE payable by Ogden Spain in the amount of $700 per month;


          (c) An ANNUAL INCENTIVE bonus, payable by Ogden Spain in such amount as may from time to time be fixed by the Board of Directors of Ogden Spain and authorized by the Company;

          (d) OTHER BENEFITS. It is intended that the Company shall provide Sainz with benefits at least as favorable as benefits provided on behalf of other executives of the Company who furnish services of comparable significance, as they may exist from time to time. Such benefits presently include Group Life Insurance, Supplemental Executive Group Life Insurance, Medical and Dental Insurance, the Ogden Stock Option Plan, the Executive Pension Plan, the Ogden Select Plan, and the Ogden Profit Sharing and 401(k). Provided, however, participation in any of the foregoing plans shall be in accordance with the provisions of such plans and nothing contained in this Agreement is intended to or shall be deemed to affect adversely any of Sainz's rights as a participant under any such plans. However, nothing herein shall prevent the Company from modifying or discontinuing any benefit plan on a consistent and non-discriminatory basis applicable to all such executives.

     5.   EXPENSES.

          Upon the presentation of such supporting documents and forms as the Company and Ogden Spain shall reasonably request, Sainz shall be reimbursed for out-of-pocket expenses incurred from time to time on behalf of Ogden Spain and the Company in the performance of Sainz's duties under this Agreement and the Ogden Spain Agreement.

     6. MEDICAL LEAVE, REASONABLE ACCOMMODATION, TERMINATION FOR MEDICAL INCAPACITY AND DISABILITY BENEFITS.

          The Company and Ogden Spain agree to provide Sainz with a medical leave of absence not to exceed six (6) months in total duration in any twelve
(12) month period if Sainz has a medical condition that precludes Sainz from being fully functional to perform in his duties under this Agreement and the Ogden Spain Agreement. The term "fully functional" means able to travel to and from work, be at work, perform satisfactorily all essential functions of the positions as identified herein, and otherwise meet the demands of the position and the conditions of the Ogden Spain Agreement without significant risk of substantial harm to self or others. Any leave entitlement granted by Spanish law shall run concurrently with the commencement of Sainz's six month period of leave, whether such leave is taken all at once, intermittently or on a reduced time basis. Nothing herein is intended to diminish any entitlement granted by law. If appropriate under Spanish law, Ogden Spain will support Sainz's application for disability benefits.

          If Sainz is not able to return to his position with Ogden Spain in a fully functional capacity at the conclusion of six months of medical leave in a twelve month period, this Agreement and the Ogden Spain Agreement may be terminated by Ogden Spain and the Company at its sole discretion, without prior notice.

          Unless otherwise prohibited by law, Sainz agrees that he will furnish for review by a medical professional designated by Ogden Spain, copies of his medical records pertaining to any medical condition for which he requests a medical leave of more than twelve (12) weeks in duration, return to work from any such leave, work restrictions, modification or accommodation; or Sainz or Ogden Spain and the Company believes that Sainz has a medical condition that may be causing or contributing to performance or conduct deficiencies. Sainz also agrees to authorize any health care professional from whom Sainz is receiving diagnostic evaluation, treatment or other medical care, to discuss Sainz's medical condition with the medical professional designated by Ogden Spain to receive and review Sainz's medical records. Sainz further agrees that he will undergo, at the sole expense of Ogden Spain, any medical specialty evaluation if requested to do so by Ogden Spain.

          Ogden Spain shall provide Sainz, if he is otherwise qualified for the position, with medically necessary accommodation if it likely will enable Sainz to be fully functional in the position and is reasonable, feasible and will not impose undue hardship on Ogden Spain's operations. The term "medically necessary" means that the accommodation has risk-avoiding or therapeutic value in accordance with scientifically valid medical principles and practice and that Sainz requires similar accommodation when performing comparable non-work functions.

          The inability of Sainz to be fully functional in his position for medical reasons shall not constitute a breach of this Agreement or the Ogden Spain Agreement by Sainz. If this Agreement or the Ogden Spain Agreement is terminated by Ogden Spain or the Company because Sainz is not fully functional in his position for medical reasons, as provided for in this paragraph, Ogden Spain shall be obligated to continue the then existing salary of Sainz as required by Paragraph 4.(a) hereof for a period equal to the greater of (a) twelve (12) months, or (b) such longer period as may be determined by the Company and Ogden Spain, in each case, reduced by any disability insurance benefits provided for the benefit of Sainz at the expense of the Company or Ogden Spain and by and workers compensation, social security and State disability programs, if applicable.

     7.   DEATH/DEATH BENEFIT.

          In the event of the death of Sainz during the "term of this Agreement", this Agreement and the Ogden Spain Agreement shall immediately terminate and Sainz's salary in effect at such time shall continue to be paid by Ogden Spain to Sainz's designated beneficiary or, if none, to Sainz's personal representative, through the last day of the month in which such death occurs.

     8.   SEVERANCE PAY.

          If the Company or Ogden Spain gives notice to terminate this Agreement in accordance with Paragraph 1.(b) hereof or if this Agreement or the services agreement of Sainz by Ogden Spain is terminated at any time: (i) by Sainz for Good Reason (as defined in Paragraph 9.), or (ii) by the Company or Ogden Spain, for any reason OTHER THAN for Cause (as hereinafter defined), Ogden Spain will be obligated to pay to Sainz a lump-sum cash payment in an amount equal to Sainz's then existing annual remuneration plus the amount of Sainz's incentive bonus for the twelve (12) month period ending on December 31 immediately preceding the date of termination, (the "Severance Payment"). Termination of this Agreement or Sainz's rendering of services with Ogden Spain on account of Sainz's disability (in accordance with Paragraph 6. above), death or Retirement (as hereinafter defined) will not require Ogden Spain to pay and provide any Severance Payment. Also, no Severance Payment will be required if this Agreement or the services agreement of Sainz by Ogden Spain is terminated for Cause (as defined in Subparagraph (b) below) or by Sainz (other than for Good Reason as defined in Paragraph 9.) in accordance with Paragraph 1.(b) above.
The Severance Payment provided herein is provided in order to reinforce and encourage the continued loyalty, attention, and dedication of Sainz to the Company's and Ogden Spain's business and affairs without the concerns which normally arise from the possibility of a loss of employment security. As used herein, the terms "Retirement" and "Cause" shall have the following meanings, respectively:

     (a)  RETIREMENT.

          Termination of this Agreement or Sainz's services with Ogden Spain on account of "Retirement" shall mean termination on or after Sainz's normal retirement date in accordance with the terms of the Ogden 401(k) Plan; and

     (b)  CAUSE.

          Termination of this Agreement by the Company of Sainz's services by Ogden Spain for "Cause" shall mean termination as a result of (i) the willful and continued failure by Sainz to perform substantially the services contemplated by this Agreement or the Ogden Spain Agreement (other than any such failure resulting from Sainz's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Sainz by the Company or Ogden Spain which specifically identifies the manner in which it is alleged that Sainz has not substantially performed such services, or (ii) the willful engaging by Sainz in gross misconduct which is materially and demonstrably injurious to Ogden Spain or the Company; PROVIDED THAT, no act, or failure to act, on Sainz's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company, or (iii) Sainz violates the Company's Policy of Business Conduct which has been provided to him upon execution of this Agreement. It is also expressly understood that Sainz's attention to or engagement in matters not directly related to the business of Ogden Spain shall not provide a basis for termination for Cause if such attention or engagement is authorized by the terms of this Agreement and the Ogden Spain Agreement.

     9.   TERMINATION BY SAINZ FOR GOOD REASON.

          The termination by Sainz of this Agreement or his rendering of services to Ogden Spain under the Ogden Spain Agreement for "Good Reason" shall be deemed a justifiable termination of this Agreement and the Ogden Spain Agreement and shall excuse Sainz from the obligation to render services as provided in Paragraph 1(a)(i) and (ii) and Paragraph 2. hereof. As used herein, the phrase "Good Reason" shall mean:

          (a)(i) a change in Sainz's status, title or position as an officer of the Company in the executive capacity set forth in this Agreement or as an executive of Ogden Spain as set forth in the Ogden Spain Agreement which, in Sainz's reasonable judgment, does not represent a promotion from or enhancement of his status, title and position, or (ii) the assignment by the Board of Directors of Ogden Spain or the Company to Sainz of any duties or responsibilities which, in Sainz's reasonable judgment, are inconsistent with such status, title or position, or (iii) any removal of Sainz from or any failure to reappoint or reelect Sainz to such position, PROVIDED, however, a termination by the Company of this Agreement or Sainz's services with Ogden Spain, for Cause or on account of the disability, retirement or death of Sainz or the termination by Sainz of this Agreement or his services with Ogden Spain other than for Good Reason, shall not constitute a termination for Good Reason;

          (b) a reduction in Sainz's annual remuneration or a failure by Ogden Spain to pay him any installment of the annual remuneration required by Paragraph 4.(a) hereof which failure continues for a period of twenty (20) days after written notice thereof is given by Sainz to Ogden Spain;

          (c) the failure by the Company or Ogden Spain within ten (10) days of notice from Sainz to obtain the assumption of this Agreement and the Ogden Spain Agreement in form and substance to the reasonable satisfaction of Sainz by any successor (other than by merger or consolidation for which no separate assumption is necessary) as referred to in Paragraph 12; or

          (d) any refusal by the Company or Ogden Spain to allow Sainz to attend to matters or engage in activities not directly related to the business of the Company and Ogden Spain which is permitted by this Agreement and the Ogden Spain Agreement.

     10.  NOTICE OF TERMINATION.

          Any purported notice of termination of this Agreement and Sainz's services agreement with Ogden Spain shall be communicated in writing and delivered to the other party as provided in Paragraph 13. below (hereinafter a "Notice of Termination").

     11.  CONFIDENTIALITY AND LIMITED COVENANT NOT TO COMPETE.

          In connection with the performance of Sainz's duties in a position of trust and confidence, Sainz will develop or receive confidential, restricted or unpublished information involving, customer-related information, vendor-related information, copyrights, lists, data and other information, strategic planning or operating data, computer programs, financial, pricing, operating and training data or other confidential business techniques, processes, methods or information which is not generally known to the public (collectively referred to as "proprietary information"). Sainz will receive or have access to "proprietary information" which was obtained and developed through the investment of substantial amounts of money, time and effort by the Company or Ogden Spain. Sainz acknowledges and agrees that disclosure by him of "proprietary information" or its use for the benefit of any other person or entity would be injurious to Ogden Spain and the Company. Sainz also acknowledges and agrees that unless Sainz agrees to maintain the confidentiality of such "proprietary information" and to limit its use solely to the Company and Ogden Spain, Sainz would not have been offered this Agreement and had his services requested by Ogden Spain. Regardless of the cessation of Sainz's services for any reason, his obligation to continue to maintain the confidentiality of the "proprietary information" shall continue for a period of two (2) years following his Termination Date.

     Sainz agrees to deliver to the Company or Ogden Spain, at its request, or in any event, upon cessation of this Agreement or his services with Ogden Spain (for whatever reason and at whatever time) (a) all memoranda, notes, records, files or other documentation, whether made or compiled by Sainz alone or in conjunction with others (regardless of whether such persons are employed by the Company or Ogden Spain); (b) all "proprietary information" of the Company or Ogden Spain which is in Sainz's control or possession; and (c) copies of such information, as well as other corporate property. Regardless of cessation of this Agreement or Sainz's rendering of services and without any fee, Sainz will assist the Company or Ogden Spain in protecting all rights the Company and Ogden Spain may have to such "proprietary information".

     Sainz recognizes that, as a direct consequence of the materials, information and training provided to him by Ogden Spain and the Company, the access he is granted to "proprietary information" and the opportunities that he will have while an Executive Vice President of the Company and contracted by Ogden Spain to cultivate the loyalty and goodwill of customers, suppliers, vendors and other persons, it is important that Sainz refrain from engaging in activities which could result in damage to the business of Ogden Spain or the Company.

     Sainz further recognizes that the Company and Ogden Spain have invested considerable time and money to train its employees, in the services provided by Ogden Spain and the Company and to develop the special skills required to perform such services. Therefore, Sainz will not, during the term of this Agreement and the term of Sainz's services with Ogden Spain under the Ogden Spain Agreement and for a period of two (2) years immediately thereafter, solicit, entice, hire or otherwise seek to persuade, either directly or through any other entity, any officer, employee, consultant or agent of Ogden Spain or the Company to discontinue such relationship for any reason. During such period, Sainz will not solicit business with any customers of Ogden Spain or the Company, nor will Sainz seek to entice or persuade any sources of referral, vendors or other entities, who are then doing business with Ogden Spain or the Company to reduce, discontinue or curtail any services provided to Ogden Spain or the Company in any respect.

     To avoid the use of "proprietary information", Sainz agrees to refrain from engaging in competing employment either directly or indirectly on his own behalf or as an agent, consultant or employee of any partnership, corporation or other entity, in Latin America, Spain or other parts of Europe where the Company and Ogden Spain conducts business for a period of two (2) years after Sainz's rendering of services with Ogden Spain ceases (regardless of the reason for cessation of such services). Sainz further agrees with the Company and Ogden Spain that during this same period, he will not, directly or indirectly,


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

enter into or engage in the ownership, control or partnership of an entity engaged in a competing business with Ogden Spain or the Company in Latin America, or Europe. Sainz further agrees to notify the Company upon obtaining and before commencing new employment during this period and to provide the Company any reasonable information requested about his prospective employer and prospective job duties. Sainz agrees that prior to accepting new employment, he will disclose, in writing, with a copy to the Company, the existence and terms of this paragraph 11 to any prospective or subsequent employer.

     Sainz recognizes and agrees that ascertaining damages in the event of his breach or violation of any covenant or undertaking contained in this Agreement or the Ogden Spain Agreement would be difficult, if not impossible, and further recognizes that the various rights and duties created in this Agreement or the Ogden Spain Agreement are essential for the operation of Ogden Spain and the Company's business operations. Consequently, irreparable injury would result from any violation of this Agreement and the Ogden Spain Agreement by Sainz. Since it would be difficult, if not impossible, to compensate fully the Company or Ogden Spain by monetary damages in the event of Sainz's breach (although the Company and Ogden Spain retain the right to commence a civil action seeking monetary damages), Sainz agrees that the Company and Ogden Spain, in addition to and without limiting any other remedy or right they may have, shall have the immediate right to obtain a preliminary, and subsequently, a final injunction against Sainz, to be issued by a court of competent jurisdiction, enjoining Sainz from engaging in any breach or violation of this Agreement or the Ogden Spain Agreement. An injunction shall be issued without posting a bond that otherwise might be required. If an injunction is issued or if monetary damages are awarded against Sainz, he will reimburse the Company and Ogden Spain for the legal fees and court cost incurred in obtaining such relief (including all appeals and other proceedings).

     12.  BINDING EFFECT.

          This Agreement shall be binding upon and inure to the benefit of:

          (a) Any successors or assigns of the Company or Ogden Spain, whether by way of a merger or consolidation, or liquidation of the Company or Ogden Spain, or by way of the Company or Ogden Spain selling all or substantially all of the assets of the Company or Ogden Spain to a successor entity; and

          (b) Sainz's estate, his or her executors, administrators, heirs and beneficiaries.

     13.  NOTICES.

          Any notice or other communication required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows:

          If to the Company or Ogden Spain addressed to:

                  Ogden Corporation
                  Two Pennsylvania Plaza
                  New York, New York  10121
                  Attn:  President and Chief Executive Officer


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

          With a copy to its:

                  Senior Vice President and General Counsel

          If to Sainz, addressed to:

                  Jesus Sainz
                  Paseo Conde de los Gaitanes, 34,
                  La Maraleja  28109,
                  Madrid Spain

or such other address as to which any party hereto may have notified the other in writing.

     14.  GOVERNING LAW.

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflict or choice of laws provisions to preserve the parties' intent, and the enforceability of this Agreement. Any action or proceeding brought or arising in connection with this Agreement shall be venued in the County of New York, New York State, and the parties hereto hereby submit to the jurisdiction of such courts regardless of the inconvenience of such forums.

     15.  ENTIRE AGREEMENT.

          This Agreement and the Ogden Spain Agreement contains the entire arrangement or understanding between Sainz and the Company and Ogden Spain relating to the Sainz's rendering of services to Ogden Spain and his retention as Executive Vice President of the Company. No provision of the Agreement and the Ogden Spain Agreement may be modified or amended except by an instrument in writing by or for both parties hereto. All references to paragraphs refer to paragraphs of this Agreement.

     16.  WAIVER.

          Failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right of power at any other time or times.

     17.  ASSIGNMENT BY SAINZ.

          The rights and benefits of Sainz under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Paragraph shall preclude Sainz from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

     18.  SEVERABILITY.

          If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the remaining portion of such provision not held so


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

invalid, and the remaining portion of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. In the event that any of the provisions of paragraph 11 shall be deemed by any court of competent jurisdiction to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time, and geographical area which would permit it to be enforced. The court shall make such modifications as are necessary to effectuate the intent of the parties in entering into this Agreement.

     19.  HEADINGS.

          The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.




                                        OGDEN CORPORATION


                                        By:
-----------------------------------        -------------------------------------
Jesus Sainz                                 President, Chief Executive Officer
                                            and Chairman of the Board

                                  EXHIBIT 10.8 (M)

This Service Agreement is made in Madrid, Spain on this 15th day of January, 1998 and shall be effective as of January 1, 1998.

                                       BETWEEN

     On the one hand, Mr. R. Richard Ablon, acting for and on behalf of OGDEN SPAIN, S.A., domiciled at C/Jose Abascal, 58. 4DEG. planta Madrid, Spain. This Company is duly recorded with the Madrid Company's Registry at Volume Section ___, Sheet ___, Page___ and its Tax Identification Number is (hereinafter, "the Company").

     On the other hand, Mr. Jesus Sainz, of legal age, Identity Card Number __________, domiciled at Paseo Conde de los Gaitanes, 34, La Moraleja, 28109 Madrid, Spain (hereinafter, "the Manager").

     The above parties appear in their respective name and interest mutually acknowledge their legal capacity to bind themselves pursuant to the present Services Agreement.

                                       WHEREAS

I. The Company is a company engaged in the development of site based entertainment opportunities in Latin America, Spain and other parts of Europe.

II. The Company's interested in having the Manager render his services to the Company in the conditions hereby agreed upon as per the following.

                                      CLAUSES
1.   APPOINTMENT

     The Manager has been appointed, has accepted and will serve the Company as Managing Director effective as of January 1, 1998 as per the resolutions of the Board of Directors of the Company to this effect, having the Board of Directors of the Company delegated in the Manager, in accordance with article 141.2 of the Corporations Act, all powers of the Board of Directors which may be delegated under Spanish law. Such appointment has been made on the basis of reciprocal confidence and trust between the parties.

2.   DUTIES

     2.1 The Manager will devote the whole of his working time (normal business hours of the Company and all reasonable additional hours as his duties may require, to the business of the Company. Hours worked shall depend upon the requirements of his assigned tasks and upon Company operating hours.

     2.2    The Manager shall report to the Board of Directors of the Company.

     2.3 The Manager will perform all reasonable duties expressly assigned to him by the Board of Directors and will be entitled to exercise the authority and powers of his position to further Company's business in the most diligent manner.

            The Manager shall perform his assigned duties as Manager in full compliance with statutory regulations, the provisions of the memorandum and articles of association, the Company's internal rules of procedure and the resolutions of the shareholders and the Board. The Manager shall carry out his duties at the Company's headquarters located at Madrid.

            The Company shall be entitled to assign the Manger other duties in line with his skills and knowledge, taking due consideration of his personal situation and both at his duty station or at other locations where he may reasonably be expected to render his services.

3.   RESTRICTIVE COVENANTS

     While serving as Manager of the Company, the Manager shall not transact business for his own or for another's account in those business sectors in which the Company is active nor shall he have any interests in any Company which is in competition with the Company. Exempted shall be interest holdings which grant to the holder no influence over the executive bodies of a company and serving as a member of the Board, advisory Board or any Committee of EDS Spain, S.A.. The performance of such business transactions or secondary occupations, or the acceptance of supervisory board seats or similar assignments outside of the Company shall require the prior written approval of the Board.

     The Manager shall accept duties and assignments in which the Company has vested interest for a period to be determined in consultation with the shareholders.

     Contacts with suppliers, clients and other business partners may not be exploited for personal gain.

4.   REMUNERATION

     4.1 In accordance with the corresponding resolution of the Shareholders' Meeting of the Company, the annual fixed gross remuneration of the Manager for his services shall be Three Hundred Twenty-Five Thousand ($325,000 U.S. Dollars) payable in equivalent Pesetas, payable in arrears in twelve equal payments.

            The amount above referred is understood as referred to a period of a calendar year. Therefore, if the Manager joins or is terminated on a date different from the beginning or termination of the calendar year, he will obtain the amounts actually earned, proportional to the period worked during the calendar year.

            This remuneration will be reviewed, as the case may be, by the Shareholders' Meeting every year.


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

     4.2 Moreover, the Manager shall have the opportunity of receiving an annual discretionary incentive bonus.

     4.3 The Company will also provide the Manager with a monthly automobile allowance in the amount of $700 U.S. Dollars, payable in equivalent Pesetas.

     4.4 The Company shall withhold from the Manager any corresponding payments for Personal Income Tax or any other tax which replaces the latter or which becomes payable by reason of the legal provision in force and it shall file the tax return for the corresponding withholding and the Manager shall pay any amount for which he is legally liable.

            The Manager shall be responsible for his own registration and contributions to the Social Security in accordance with the applicable laws.

     4.5 The amounts referred to in Section 4.1 and 4.3 above in U.S. Dollars, shall be converted into Pesetas using the official exchange rate of the penultimate day of the month.

5.   HOLIDAYS

     The Manager shall be entitled to be absent from duty during statutory, bank and other public holidays and for a further thirty calendar days in each calendar year to be taken at a time or times to be agreed with the Board.

6.   INVENTIONS

     The Manager hereby agrees that the Company is entitled to all rights deriving from inventions, development, concepts, trademarks or other rights worthy of protection for which the Manager is responsible during the term of this Agreement and which are related to fields of commercial activity in which the shareholders, or the Company are in any form active. This provision shall apply regardless of the protectability of such inventions, developments, concepts, trademarks or other rights and shall be deemed duly compensated by the remuneration under Article 4 of this Agreement. The Manger shall assist in acquiring industrial property rights for the Company both in Spain and abroad.

     The Manager shall notify the Company in writing within four weeks after commencing the rendering of services to the Company of any inventions he made prior to this entering into force.

7.   DUTY TO OBSERVE SECRECY

     7.1 The Manager undertakes not to reveal or disclose any confidential or secret information of the Company, specifically trade and operating secrets which may become known to him in the course of his relationship with the Company and to observe such secrecy both during the period of this Agreement and following its termination.

     7.2 If the Company obtains confidential information from a third party under an agreement including restriction on disclosure, the Manager agrees with the Company that he will not


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

            infringe the restriction, either before or after his service as Managing Director, without the Company's consent.

8.   TERM AND TERMINATION

     8.1 This Agreement and the appointment to the position of Manager will enter into force effective as of January 1, 1998 and shall remain in force for a period of three years, and year to year thereafter, provided that the Agreement can be revoked in accordance with the legal provisions and by either the Manager or the Company as of December 31, 1998 or any subsequent December 31 by written notice given to the other party at least sixty (60) days prior to such termination.

     8.2 When terminated for any reason, the Manager will immediately return to the Company all documents, correspondence, drawings and other material (including copies) belonging to the Company, which are in his possession or under his control.

9.   NON-COMPETITION

     9.1 Both parties agree that the Company will have the option of prohibiting the Manager once the services contract is terminated, howsoever arising, and during the period below mentioned to engage directly or indirectly as employee, officer, director, shareholder, lender, sales representatives or otherwise with any company or business competing directly with the Company in Spain in providing services which are the same or similar services to those provided by the Manager to the Company.

     9.2 If the option is exercised by the Company, the non-competition clause shall apply for a period of twenty-four (24) months as of the termination of the present contract.

     9.3 In the event of enforcement of this non-competition clause, the Manager, as compensation for non-competition, will receive an amount equivalent to two years remuneration and bonus. Such amount will be paid during the months in which the non-competition clause is in effect.

     9.4 The option of enforceability of the non-competition clause, shall be exercised by the Company in the following thirty (30) calendar days after the termination of the present contract, howsoever arising.

     9.5 In the event of enforcement of this non-competition clause, and if the Manager fails to comply with these provisions, he shall repay to the Company the indemnity which he received.

     9.6 Notwithstanding the above, in the event of failure of the Manager in his obligation of non-competition, he shall pay, in addition to the amount stated in point 9.5, an additional penalty. The amount of this penalty is equal to the amount received by the Manager under clause 9.5 as provided for in Articles 1152 and 1152 of the Civil Code.

            This shall not exclude any other indemnity to which the Company is entitled to and will not liberate the Manager of his undertaking of non-competition.

10.  MISCELLANEOUS

     10.1   This Agreement shall be effective as from January 1, 1998.

     10.2   Any change to or waiver of any provision will not affect any others.

     10.3 This Agreement will be governed by and construed in accordance with the Spanish Corporations Act and any other applicable laws.

     10.4 All modifications to this Agreement will be ineffective unless put in writing and signed by both parties.

     10.5 Should any provision in this Agreement be invalid, this shall not affect the validity of the remaining provisions, which shall remain in full force and effect.



     IN WITNESS WHEREOF, both parties have signed this Agreement in the place and on the date above written.


SIGNED AS FOLLOWS:


By
  ---------------------------------
     Duly authorized for and on
     Behalf of OGDEN SPAIN, S.A.


By
  ---------------------------------
     The Manager


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